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                        [LETTERHEAD OF MGM GRAND, INC.]

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FOR IMMEDIATE RELEASE                            CONTACT:  Alex Yemenidjian
---------------------                                      President, COO&CFO
                                                           (702) 891-3300


                      MGM GRAND INCREASES EXPANSION PLAN
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             FOR "CITY OF ENTERTAINMENT" TO MORE THAN $700 MILLION
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               ANNOUNCES PLANS FOR ADDITIONS TO LAS VEGAS RESORT
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             THAT INCLUDE MARRIOTT MARQUIS AND RITZ-CARLTON HOTELS
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LAS VEGAS, NEVADA, JUNE 3, 1997 -- MGM Grand, Inc. (NYSE:MGG) today announced significant additions and enhancements that will increase its investment to more than $700 million for the ongoing transformation of the 114-acre MGM Grand Hotel/Casino resort in Las Vegas into "The City of Entertainment." The company had previously announced a $250 million master plan.

     The plans call for a new 1,500-room "Marriott Marquis at the MGM Grand;" expansion of the resort's casino capacity by nearly 20 percent to more than 200,000 square feet; a "Mansion at the MGM Grand" offering 30 exclusive suites and villas; a 380,000-square-foot state-of-the-art conference center; a 6.6-acre Shangri-La pool and spa complex; significantly expanded and improved parking facilities; and a new 45-foot polished bronze lion sculpture on a 25-foot pedestal -- which will be the resort's signature -- adjoining a re-themed entertainment casino that will include a Rainforest Cafe and a nightclub. The company also announced that by the year 2000, it plans to begin construction of a 500-room Ritz-Carlton Hotel at MGM Grand Las Vegas -- The City of Entertainment.

     MGM Grand, Marriott International, Inc. and The Ritz-Carlton Hotel Company, L.L.C., have agreed in principle, subject to the negotiation of definitive agreements, to develop the Marriott Marquis and Ritz-Carlton hotels. MGM Grand will be the owner of the hotels with Marriott and Ritz-Carlton, respectively, serving as the management operators.

                                    -more-
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     J. Terrence Lanni, MGM Grand, Inc.'s chairman and chief executive officer, said, "Our affiliation with the Marriott and Ritz-Carlton organizations will afford us access to the world's most extensive marketing and reservation system."

     Marriott's reservation system generates 33 million reservations annually and is staffed by more than 1,600 sales professionals throughout the world. It provides toll-free, 24-hour-per-day access and a distribution network of more than 19,000 user terminals. Marriott International, Inc. is the world's leading hospitality company with operations in the U.S. and 50 other countries and territories.

     Alex Yemenidjian, MGM Grand, Inc.'s president, chief operating officer and chief financial officer, said, "Other than the Ritz-Carlton, the entire City of Entertainment will be completed by the end of 1999. We expect that approximately $500 million of the project will be financed from the company's free cash flow, while the remaining amount will be drawn from the company's $1 billion credit line."

     Lanni and Yemenidjian also emphasized that, due to the locations where most of the construction will take place, the company expects very minor, if any, construction disruption.

     Timetables and other key aspects of the MGM Grand's new master plan are as follows:

MARRIOTT MARQUIS AT THE MGM GRAND
---------------------------------

     The Marriott Marquis at the MGM Grand is scheduled for completion by the Fall of 1999. In addition to its 1,500 room accommodations, the hotel will feature 40,000 square feet of meeting space, a business center, two restaurants and lounges. It will be located adjacent to the new conference center, a new casino and the Shangri-La pool and spa complex.

NEW CASINO FACILITIES
---------------------

     A new 30,000-square-foot casino will be built adjacent to the new Marriott Marquis at the MGM Grand, bringing total casino capacity at the MGM Grand to more than 200,000 square feet.

                                    -more-

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3-3-3-3

THE MANSION AT THE MGM GRAND
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     The Mansion at the MGM Grand, featuring 30 private suites and villas, will be offered exclusively to select MGM Grand casino guests. Inspired by Tuscan architecture, these private suites and villas will range from 3,000 to 14,000 square feet. The Mansion will feature exquisite villas and suites which will be entirely enclosed by an atrium highlighted by formal gardens. Both indoor and outdoor pools will be featured at The Mansion. Construction of The Mansion at the MGM Grand will begin this year and is scheduled for completion in late 1998.

LION SCULPTURE/ENTERTAINMENT CASINO
-----------------------------------

     The front of the MGM Grand property on Las Vegas Blvd. (Strip) and Tropicana Ave. is currently being re-themed. A regal 45-foot polished bronze lion will rest atop a 25-foot pedestal at the corner of the Strip and Tropicana Ave. This lion, weighing 50 tons, will be the largest bronze sculpture in the United States. The sculpture will be framed by water fountains and extensive landscaping. Video display screens at the exterior and interior of the Strip entry will be among the largest ever constructed. Fifteen exterior screens ranging in sizes up to 60-feet high will be used to create the exterior facade. There will also be two high-resolution screens over the pedestrian walkways connecting the New York-New York and Tropicana hotel/casinos to the MGM Grand.

     The new entertainment casino, formerly the location of Emerald City, will include additional slot machines and table games, three giant entertainment screens, a new yet-to-be-named nightclub, a Rainforest Cafe, and a remodeled buffet.

CONFERENCE CENTER
-----------------

     The conference center is currently under construction and will open in March of 1998. This 380,000-square-foot facility will include a 63,000-square-foot exhibit hall and a 50,000-square-foot column-free ballroom space, both of which can be divided into multiple meeting rooms. There will also be 93,000 square feet of pre-function space, a full-service kitchen, and many other features that will combine to provide an unequaled conference facility. Meeting rooms on the center's mezzanine level will provide an unparalleled view of the Shangri-La pool and spa. The conference facility has been designed to be the most upscale of its kind, and already enjoys a significant amount of advance bookings.

                                    -more-
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SHANGRI-LA POOL AND SPA COMPLEX
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     Located on 6.6 acres of land and currently under construction, the
Shangri-La pool and spa complex is designed to be the most elegant swimming and sunbathing experience in the world. Set in a lavish environment with a system of connected pools and tributaries, the complex will feature several pools, lush landscaping, rivers, bridges, fountains and waterfalls.

PARKING FACILITIES
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     The construction of an employee parking garage as well as the widening of existing spaces in the current guest parking facility will address the anticipated demand for the entire City of Entertainment. Speed ramps will be featured in both parking garages to ease ingress and egress. Construction of the employee parking garage will begin this Summer and will be located immediately north of the Grand Garden Arena. The total number of parking spaces at the MGM Grand will increase to 13,300.

OTHER CITY OF ENTERTAINMENT FEATURES
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     Other features of The City of Entertainment currently underway include upgrades to the MGM Grand's casino areas and room accommodations; major improvements and additions to the MGM Grand Adventures theme park; and redecoration of the resort's 52 penthouse luxury suites.

     MGM Grand, Inc. is an entertainment, hotel and gaming company headquartered in Las Vegas, Nevada. The company owns and operates the MGM Grand hotel/casino in Las Vegas, the MGM Grand hotel/casino in Darwin, Australia, and a 50% interest in the New York-New York hotel/casino in Las Vegas.

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